To the Holders of
CorTS Corporate Bond-Backed Certificates,
Series BellSouth 1999-2 CUSIP 22080E205
   ZTF Class
   Amortizing Class

Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the CorTS Corporate Bond-Backed Certificates Trust, Series BellSouth 199-2, hereby gives notice with respect to the Distribution occurring on December 1, 1999 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a Dollar amount per $1,000 original face amount of securities, is:

Principal           Interest          Total Distribution
$0.00               $83.125           $83.125


2. The amount of aggregate interest due and unpaid as of the Distribution Date is $0.00.

3. The aggregate stated principal amount of BellSouth Telecommunications, Inc. One Hundred Year 7% Debentures due 10/1/2029 (the "Term Assets") held for the above trust is $50,000,000. Ther Term Assets are currently rated Aaa by Moody's Investors Service, Inc. and AAA by Standard and Poor's Ratings Group.

4. The Aggregate Certificate Principal Balance of the Certificates at the close of business on the Distribution Date is $150,000,000.

                U.S. BANK TRUST NATIONAL ASSOCIATION